Exhibit 10.32
2009 Director Fees
     Independent director Board fees for 2009 are as follows:

Annual Retainer	$150,000
Committee Chair Annual Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for serving on Audit Committee (other than the Committee Chair)	$10,000
     Beginning in May 2009, the annual Board fees are payable quarterly in advance.
     In addition to the Board fees described above, in July 2009, the Governance and Compliance Committee of the Board of Directors approved 2009 compensation for Lynn Krominga serving as lead director commencing in May 2009 of $50,000. The lead director fee was ratified by the Board of Directors in August 2009. Ms. Krominga had previously received an additional fee of $100,000 for serving as non-executive chair of the Board from March 2008 to November 2008, which was recommended by the Compensation Committee and approved by the Board in May 2008. Ms. Krominga abstained from voting on these additional fee arrangements.